Exhibit 10.29

Friday, February 29, 2008

Jerry Fowden

33 Twyford Road

Barrown on Trent

Derby

De737HA

UK

Dear Jerry

I am very pleased to offer you the position of President—International. This position will report to the CEO and is effective on June 19, 2008, This new offer replaces your existing terms and conditions presented to you in the letter dated August 11, 2007.

This revised offer outlines the terms and conditions of your employment with Cott Beverages Inc. (the “Company”). Please note that this is not a contract of employment or a promise of employment for any specific term.

Although the position will ultimately be based in Tampa, Florida this is contingent upon you and your family securing appropriate work visa status, which the company will assist you and your family in applying for. It is expected that by the end of 2008 you will have relocated to Tampa upon successfully securing the appropriate immigration and work authorization.

Your base salary will be $400,000 per year and you will also receive a car allowance equal to $16,000 per year both of which will be paid on a semi-monthly basis. Your performance evaluations for salary reviews will be conducted on an annual basis and any increase would, if applicable, be determined as part of the annual review process. In addition you will be eligible to receive a Sign on Cash Award equal to $400,000 (less withholdings) payable to you on the first pay period following your effective hire date. The Sign On Cash Award is payable back to the company (on a pro-rated basis) should you resign from the company’s employ within twelve (12) months of your effective hire date.

You are eligible to participate in the annual bonus plan equal to an amount of 100% (bonus target level) of your base salary based upon the achievement of specified goals. The bonus year is from January to December and any payments made to you will be pro-rated based on your effective hire date (full months of employment only). Currently the maximum payout under the bonus plan is potentially four (4) times your bonus target for achievement of performance goals in excess of the target goals. Such performance. goals shall be established annually. However, please note that the bonus plan is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend any bonus scheme. Your 2008 bonus will be calculated based on the UK/International pool for the first 6 months of the year and based 100% on the corporate pool for the period July 1st, 2008 to December 31st, 2008.

You will be eligible to participate in the benefit programs provided to employees in the UK and on your move to the US you will be eligible for Cott’s USA Benefit Program. The USA Benefit Program includes health, disability and life insurance benefits. Employee contributions are required for our Program. You will also be eligible for an annual medical check to the value of $5,000 per year.

You shall be entitled to participate in the long-term incentive (LTIP) plans and programs as made available from time to time to employees of a similar level within the organization. As of 2007 the Board of Directors approved our new long term incentive plan which is based on each participant’s decision to invest up to 100% of their bonus payout in company stock for a period of 3 years. The plan will match 100% of the investment made by the participant in equivalent Cott stock. The match will vest in 3 years.

In addition on your effective dates you will receive a one-time long term equity award equal to the value of $400,000. Such equity award has still to be determined but will vest on the third (3) year anniversary of your hire date in this new role.

You are entitled to four weeks vacation. Vacation earned for 2008 will be prorated based on your date of hire. You are encouraged to take your vacation time in the calendar year it is earned. All earned vacation must be taken by March 31st of the year following the one, which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company. All vacation periods require the approval of your Manager.

Cott will provide you with relocation assistance to Tampa, Florida. The attached document outlines the relocation package provided to you by Cott. Cott has outsourced the day-to-day administration of this program to NEI Global Relocation Company (“NEI”). You will work with one point of contact; Barbara Zaayer, your Account Executive, throughout the relocation process. She can be reached at (800) 533-7353.

To comply with the Immigration Reform and Control Act of 1986, the Company must verify your identity and authorization to work in-the United States. Therefore, please bring with you on your first day, either one original document from the list A or one original document from the list B and one original document from the list C. Acceptable documents are listed on the backside of the enclosed INS Form I-9. If you have any difficulty in this regard, please call me immediately. Upon acceptance of this offer, you acknowledge and agree that Cott has the right to disclose confidential information regarding you to any third party as required by law.

Jerry, please indicate your acceptance of this offer by returning one signed original of both the offer letter.

Yours truly,

/s/ David Gibbons
David Gibbons CEO, Interim COTT Corporation

I accept this offer of employment and the terms identified herein.

/s/ Jerry Fowden	25 June 2008
Jerry Fowden	Date

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